Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

dated as of December 11, 2012

among

THE MCCLATCHY COMPANY,

THE GUARANTORS PARTY HERETO,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee and as Collateral Agent

11.50% Senior Secured Notes due 2017

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), is entered into as of December 11, 2012, among THE MCCLATCHY COMPANY, a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee and Collateral Agent entered into the Indenture, dated as of February 11, 2010 (as supplemented by the First Supplemental Indenture, dated as of June 3, 2010, among The McClatchy Company, Tribune Newsprint Company and the Trustee, the “Indenture”), relating to the Company’s 11.50% Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, pursuant to the Amended and Restated Offer to Purchase and Consent Solicitation Statement, dated as of December 3, 2012 (the “Offer to Purchase”), in accordance with Section 9.2 of the Indenture, the Company solicited consents from registered holders of the Notes for amendments to the Indenture, such consents to be obtained in connection with a tender offer for the Notes (the “Tender Offer”);

WHEREAS, consents with respect to at least 66% in aggregate principal amount of the outstanding Notes were given by the registered holders of the Notes such that the amendments to be made pursuant to this Supplemental Indenture have been authorized in accordance with Section 9.2 of the Indenture, as certified by the requisite officers of the Company;

WHEREAS, the Company, the Guarantors and the Trustee and Collateral Agent desire to execute a supplemental indenture that complies with Section 9.2 of the Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1
RELATION TO INDENTURE; DEFINITIONS

SECTION 1.1                                             Relation to Indenture.  This Supplemental Indenture constitutes an integral part of the Indenture.  In the event of inconsistencies between the Indenture and this Supplemental Indenture, the terms of this Supplemental Indenture shall govern.

SECTION 1.2                                             Certain Definitions.  Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

ARTICLE 2
TERMINATION AND RELEASE

SECTION 2.1                                             Pursuant to Section 9.2 of the Indenture, the Collateral Documents, including the Copyright Security Agreement, dated as of February 11, 2010, made by the grantors party thereto in favor of the Collateral Agent, and the Trademark Security Agreement, dated as of February 11, 2010, made by the grantors party thereto in favor of the Collateral Agent, and the Intercreditor Agreement are hereby terminated in their entirety, and the Collateral is hereby released from the Liens of the Collateral Documents.

SECTION 2.2                                             The Company and each Grantor (as defined in the Security Agreement) is hereby authorized to file UCC termination statements and other documents or instruments evidencing the termination of the Liens.  At the request of any Grantor, the Collateral Agent shall deliver to such Grantor any Collateral of such Grantor held by the Collateral Agent and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

ARTICLE 3
MODIFICATIONS

SECTION 3.1                                             References to “11.50% Senior Secured Notes due 2017” in the Indenture are hereby amended and restated in their entirety to read as follows:

“11.50% Senior Notes due 2017.”

SECTION 3.2                                             Section 3.2 (SEC Reports) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.3                                             Section 3.3 (Limitation on Indebtedness) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.4                                             Section 3.4 (Limitation on Restricted Payments) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.5                                             Section 3.5 (Limitation on Liens) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.6                                             Section 3.6 (Limitation on Restrictions on Distributions from Restricted Subsidiaries) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.7                                             Section 3.7 (Limitation on Sales of Assets and Subsidiary Stock) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.8                                             Section 3.8 (Limitation on Affiliate Transactions) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.9                                             Section 3.9 (Change of Control) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.10                                      Section 3.10 (Future Subsidiary Guarantors) of the Indenture is amended and restated in its entirety to read as follows:

“The Company shall cause each Wholly-Owned Subsidiary (other than a Foreign Subsidiary) that is formed or acquired following the Issue Date to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes, including all obligations under this Indenture, on the terms set forth in Article X pursuant to a supplemental indenture hereto in form reasonably satisfactory to the Trustee; provided that any Wholly-Owned Subsidiary that constitutes an Immaterial Subsidiary need not become a Subsidiary Guarantor until such time as it ceases to be an Immaterial Subsidiary.”

SECTION 3.11                                      Section 3.11 (Limitation on Lines of Business) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.12                                      Section 3.12 (Effectiveness of Covenants) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.13                                      Section 3.13 (Compliance Certificate) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.14                                      Section 3.14 (Statement by Officers as to Default) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.15                                      Section 3.15 (Payment for Consents) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.16                                      Section 4.1 (When Company May Merge or Otherwise Dispose of Assets) of the Indenture is amended and restated in its entirety to read as follows:

“(a)                           The Company shall not consolidate with or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease, or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(i)                                     if other than the Company, the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any territory thereof;

(ii)                                  the Successor Company (if other than the Company) and, in the case of a Successor Company that is not a corporation, a corporate co-issuer, assume pursuant to a supplemental indenture or other documentation instruments, executed and delivered to the Trustee, in forms reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes and this Indenture;

(iii)                               immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(iv)                              if the Successor Company is not the Company, each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (i) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes; and

(v)                                 the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Section 4.1.

(b)                                 Upon satisfaction of the conditions set forth in Section 4.1(a), the Company shall be released from its obligations under this Indenture and the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company shall not be released from the obligation to pay the principal of and interest on the Notes.”

SECTION 3.17                                      Section 4.2 (When a Subsidiary Guarantor May Merge or Otherwise Dispose of Assets) of the Indenture is amended and restated in its entirety to read as follows:

“(a)                           The Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into (whether or not the Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Subsidiary Guarantor), unless, if such entity remains a Subsidiary Guarantor, (A) the resulting, surviving or transferee Person (the “Successor Guarantor”) shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any other territory thereof; (B) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes in writing by supplemental indenture (and other applicable documents), executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee, this Indenture and the Registration Rights Agreement (C) immediately after giving effect to such transaction, no Default of Event of Default shall have occurred and be continuing; and (D) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

(b)                                 Upon satisfaction of the conditions set forth in Section 4.2(a), the applicable Subsidiary Guarantor shall be released from its obligations under this Indenture and the Successor Guarantor shall succeed to, and be substituted for, and may exercise every right and power of, a Subsidiary Guarantor under this Indenture, but, in the case of a lease of all or substantially all its assets, a Subsidiary Guarantor shall not be released from its obligations under its Subsidiary Guarantee.

(c)                                  Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company or (ii) merge with a Restricted Subsidiary of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in a State of the United States or the District of Columbia.”

SECTION 3.18                                      Clauses (a)(iii)-(v), (x) and (xi) of Sections 6.1(Events of Default), and the paragraphs following such Section 6(a), of the Indenture are amended and restated in their entirety to read as follows:

“(iii)                         the Company fails to comply with its obligations under Article IV;

(iv)                              [Intentionally Omitted];

(v)                                 the Company or any Subsidiary Guarantor fails to comply for 60 days after notice as provided below with its other agreements (except as provided in clauses (a)(i) through (a)(iv) of this Section 6.1) contained in this Indenture or under the Notes;”

“(x)                           any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture and the Subsidiary Guarantees) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture or its Subsidiary Guarantee and the Company fails to cause such Restricted Subsidiary or Restricted Subsidiaries, as the case may be, to rescind such denials or disaffirmations within 30 days.

(xi)                              [Intentionally Omitted].

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Notwithstanding the foregoing, if the Company so elects, the sole remedy of the Holders for a failure to comply with any obligations the Company may have or is deemed to have pursuant to Section 314(a)(1) of the TIA will for the first 180 days after the occurrence of such failure consist exclusively of the right to receive additional interest on the Notes at a rate per annum:  (i) equal to 0.25% for the first 90 days after the occurrence of such failure and (ii) equal to 0.50% from the 91st day to, and including, the 180th day after the occurrence of such failure.  The additional interest will accrue on all outstanding Notes from and including the date on which such failure first occurs until such violation is cured or waived and shall be payable on each relevant Interest Payment Date to Holders of record on the regular Record Date immediately preceding the Interest Payment Date.  On the 181st day after such failure (if such violation is not cured or waived prior to such 181st day), such failure will then constitute an Event of Default without any further notice or lapse of time and the Notes shall be subject to acceleration as provided below.

Notwithstanding the foregoing, a default under clause (v) of this Section 6.1(a) shall not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (v) of this Section 6.1(a) after receipt of such notice.  Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.”

SECTION 3.19                                      Section 6.10 (Priorities) of the Indenture is amended and restated in its entirety to read as follows:

“The Trustee shall pay out any money or property received by it in the following order:

First:                                                                     to the Trustee for amounts due under Section 7.6;

Second:                                                    to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:                                                               to the Company or, to the extent the Trustee receives any amount for any Subsidiary Guarantor, to such Subsidiary Guarantor.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section.  At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.”

SECTION 3.20                                      Section 7.1 (Duties of Trustee and Collateral Agent) of the Indenture is amended and restated in its entirety to read as follows:

“SECTION 7.1.            Duties of Trustee.

(a)                                 If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture, the Notes and the Subsidiary Guarantees at the request or direction of any of the Holders unless such Holders have offered the Trustee indemnity, security or prefunding satisfactory to the Trustee in its sole discretion against loss, liability or expense.

(b)                                 Except during the continuance of an Event of Default:

(i)                                     the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee ; and

(ii)                                  in the absence of gross negligence or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee under this Indenture, the Notes and the Subsidiary Guarantees, as applicable.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes and the Subsidiary Guarantees as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)                                  The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)                                     this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)                                  the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)                               the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d)                                 The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(e)                                  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f)                                   No provision of this Indenture, the Notes or the Subsidiary Guarantees shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(g)                                  Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

(h)                                 The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee, security, prefunding or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.”

SECTION 3.21                                      Section 7.2 (Rights of Trustee and Collateral Agent) of the Indenture is amended and restated in its entirety to read as follows:

“SECTION 7.2.            Rights of Trustee.

(a)                                 The Trustee may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons.  The Trustee need not investigate any fact or matter stated in the document.

(b)                                 Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c)                                  The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)                                 The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)                                  The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes, the Subsidiary Guarantees shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes or the Subsidiary Guarantees in good faith and in accordance with the advice or opinion of such counsel.

(f)                                   The Trustee shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture; moreover, the Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document or (iii) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g)                                  The Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer shall have (x) received written notification at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture or (y) obtained “actual knowledge.”  “Actual knowledge” shall mean the actual fact or statement of knowing by a Trust Officer without independent investigation with respect thereto.

(h)                                 In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)                                     The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and each agent, custodian and other Person employed to act hereunder.

(j)                                    The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.”

SECTION 3.22                                      Section 7.10 (Limitation on Duty of Trustee and Collateral Agent in Respect of Collateral; Indemnfication) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.23                                      Clauses (b) and (c) of Section 8.1 (Discharge of Liability on Notes; Defeasance) of the Indenture are amended and restated in their entirety to read as follows:

“(b)                           Subject to Sections 8.1(c) and 8.2, the Company at its option and at any time may terminate all the obligations of the Company and any Subsidiary Guarantor under the Notes and this Indenture (“legal defeasance option”).

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)                                  Notwithstanding the provisions of Sections 8.1(a) and (b), the Company’s obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.9, 2.10, 2.12, 3.1, 6.7, 6.8, 7.1, 7.2, 7.6, 7.7, 8.1(b), 8.3,  8.4, 8.5 and 8.6 shall survive until the Notes have been paid in full.  Thereafter, the Company’s obligations in Sections 6.7, 7.6, 8.4 and 8.5 shall survive.”

SECTION 3.24                                      Section 8.2 (Conditions to Defeasance) of the Indenture is amended and restated in its entirety to read as follows:

“The Company may exercise its legal defeasance option only if:

(i)                                     the Company shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. dollars or U.S. Government Obligations, or a combination of U.S. dollars and U.S. Government Obligations, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes issued hereunder on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;

(ii)                                  the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(iii)                               [Intentionally Omitted];

(iv)                              such legal defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(v)                                 no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(vi)                              the Company shall deliver to the Trustee an Opinion of Counsel to the effect that, assuming, among other things, no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds shall not be subject to the effect of Section 547 of Title 11 of the United States Code;

(vii)                           the Company shall deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(viii)                        the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance have been complied with.”

SECTION 3.25                                      Section 8.4 (Repayment to the Company) of the Indenture is amended and restated in its entirety to read as follows:

“Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance, provided that the Trustee shall not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this paragraph.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.”

SECTION 3.26                                      Section 9.1 (Without Consent of Holders) of the Indenture is amended and restated in its entirety to read as follows:

“This Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented without notice to or consent of any Holder:

(i)                                     to cure any ambiguity, omission, defect or inconsistency;

(ii)                                  to comply with (a) Article IV in respect of the assumption by a Successor Company of an obligation of the Company under this Indenture and the Notes and (b) Article IV and Article X in respect of the assumption by a Person of the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee and this Indenture;

(iii)                               to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(iv)                              to add Guarantees with respect to the Notes or to release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or this Indenture in accordance with the applicable provisions of this Indenture;

(v)                                 [Intentionally Omitted];

(vi)                              [Intentionally Omitted];

(vii)                           to add to the covenants of the Company for the benefit of the Holders, add Events of Default or to surrender any right or power herein conferred upon the Company;

(viii)                        to make any change that does not adversely affect the rights of any Holder in any material respect;

(ix)                              to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA, as amended;

(x)                                 to provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(xi)                              [Intentionally Omitted];

(xii)                           to conform the text of this Indenture, the Notes or the Subsidiary Guarantees to any provision of the “Description of notes” section of the Offering Memorandum, to the extent that such provision in the “Description of notes” is intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Subsidiary Guarantees; or

(xiii)                        to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture.

After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.  A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Note shall not be rendered invalid by such tender.”

SECTION 3.27                                      Section 9.2 (With Consent of Holders) of the Indenture is amended and restated in its entirety to read as follows:

“This Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).  Any past default or compliance with the provisions of this Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).  However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may:

(i)                                     reduce the principal amount of Notes whose Holders must consent to an amendment;

(ii)                                  reduce the rate of or extend the time for payment of interest on any Note;

(iii)                               reduce the principal of or extend the Stated Maturity of any Note;

(iv)                              waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes issued hereunder (except a rescission of acceleration of the Notes issued hereunder by the Holders of at least a majority in aggregate principal amount of the Notes issued hereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(v)                                 reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may or shall be redeemed or repurchased in accordance with Article V, whether through an amendment or waiver of provisions in the covenants or otherwise;

(vi)                              make any Note payable in a currency other than that stated in the Note;

(vii)                           impair the right of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(viii)                        make any change in the amendment provisions in this Section 9.2;

(ix)                              modify the Subsidiary Guarantees of any Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary in any manner, taken as a whole, materially adverse to the Holders; or

(x)                                 release any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or this Indenture, except in compliance with the terms thereof.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment or supplement, but it shall be sufficient if such consent approves the substance thereof.  A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Note shall not be rendered invalid by such tender.

After an amendment or supplement under this Indenture becomes effective, the Company shall mail to the Holders a notice briefly describing such amendment or supplement.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section.”

SECTION 3.28                                      Section 9.5 (Trustee and Collateral Agent To Sign Amendments) of the Indenture is amended and restated in its entirety to read as follows:

“The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee.  If it does, the Trustee may but need not sign it.  In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee shall be entitled to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to customary exceptions.  Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement adding a new Subsidiary Guarantor under this Indenture.”

SECTION 3.29                                      The first and fourth paragraphs of Section 10.1 (Subsidiary Guarantee) of the Indenture are amended and restated in their entirety to read as follows:

“Subject to the provisions of this Article X, each Subsidiary Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations of the Company under this Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”).  Each Subsidiary Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.”

“Except as set forth in Section 4.2, Section 10.2 and Article VIII, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes, or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, or any other agreement; (d) the failure of any Holder to exercise any right or remedy against any other Subsidiary Guarantor; (e) any change in the ownership of the Company; (f) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (g) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.”

SECTION 3.30                                      Article XI (Collateral and Security) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.31                                      Section 12.1 (Notices) of the Indenture is amended and restated in its entirety to read as follows:

“Notices given by publication shall be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing.  Any notice or communication shall be in writing and delivered in person, by facsimile or mailed by first-class mail addressed as follows:

if to the Company or to any Subsidiary Guarantor:

c/o The McClatchy Company

2100 “Q” Street

Sacramento, CA 95816

Attention: Karole Morgan-Prager

Facsimile No.: (916) 326-5586

if to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

400 South Hope Street, Suite 400

Los Angeles, California 90071

Attention: Corporate Unit

Facsimile: (213) 630-6298

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.  Any notice or communication shall also be so mailed or delivered to any Person described in TIA §313(c), to the extent required by the TIA.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

The Trustee agrees to accept and act upon instructions or directions pursuant to the Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods. If the parties hereto elect to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction.  The parties hereto agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.”

SECTION 3.32                                      Section 12.14 (Direction by Holders to Enter into Collateral Documents and the Intercreditor Agreement) of the Indenture is amended and restated in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 3.33                                      Any and all references to “Collateral,” “Collateral Agent,” “Collateral Documents” and “Intercreditor Agreement” in any provisions of the Indenture not specifically set forth herein are hereby deleted in their entirety.

ARTICLE 4
EFFECTIVE TIME

SECTION 4.1                                             The termination and release as described in Article 2 and the modifications to the Indenture as described in Article 3 of this Supplemental Indenture became effective upon execution of this Supplemental Indenture but will not become operative until the acceptance for purchase by the Company of the Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer at or prior to 5:00 p.m., New York City time, on December 11, 2012.

ARTICLE 5
MISCELLANEOUS

SECTION 5.1                                             Notices.  All notices shall be made in accordance with Section 12.1 of the Indenture, as supplemented by this Supplemental Indenture.

SECTION 5.2                                             Separability Clause.  In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3                                             GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE, TOGETHER WITH THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.4                                             Waiver of Jury Trial.  Each of the Company, the Subsidiary Guarantors and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, as supplemented by this Supplemental Indenture, the Notes or the transactions contemplated thereby.

SECTION 5.5                                             No Recourse Against Others.  An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any Subsidiary Guarantor shall not have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Subsidiary Guarantees or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 5.6                                             Successors.  All agreements of the Company and each Subsidiary Guarantor in the Indenture, as supplemented by this Supplemental Indenture, and the Notes shall bind their respective successors.  All agreements of the Trustee in the Indenture, as supplemented by this Supplemental Indenture, shall bind its successors.

SECTION 5.7                                             Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument.

SECTION 5.8                                             Ratification.  The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

The Trustee

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Teresa Petta
	Name:	Teresa Petta
	Title:	Vice President

The Collateral Agent

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Teresa Petta
	Name:	Teresa Petta
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]

The Company

THE MCCLATCHY COMPANY

By:	/s/ Patrick Talamantes
	Name:	Patrick Talamantes
	Title:	President and Chief Executive Officer

By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	Vice President, Finance, Chief Financial Officer and Treasurer

[Signature Page to Second Supplemental Indenture]

The Guarantors

ABOARD PUBLISHING, INC.
ANCHORAGE DAILY NEWS, INC.
BELTON PUBLISHING COMPANY, INC.
BISCAYNE BAY PUBLISHING, INC.
CASS COUNTY PUBLISHING COMPANY
COLUMBUS LEDGER-ENQUIRER, INC.
CYPRESS MEDIA, INC.
EAST COAST NEWSPAPERS, INC.
GULF PUBLISHING COMPANY, INC.
HLB NEWSPAPERS, INC.
KELTATIM PUBLISHING COMPANY, INC.
KEYNOTER PUBLISHING COMPANY, INC.
LEE’S SUMMIT JOURNAL, INCORPORATED
LEXINGTON H-L SERVICES, INC.
MACON TELEGRAPH PUBLISHING COMPANY
MAIL ADVERTISING CORPORATION
MCCLATCHY INTERACTIVE WEST
MCCLATCHY INVESTMENT COMPANY
MCCLATCHY NEWSPAPERS, INC.
MCCLATCHY U.S.A., INC.
MIAMI HERALD MEDIA COMPANY
NEWSPRINT VENTURES, INC.
NITTANY PRINTING AND PUBLISHING COMPANY
NOR-TEX PUBLISHING, INC.
OLYMPIC-CASCADE PUBLISHING, INC.
PACIFIC NORTHWEST PUBLISHING COMPANY, INC.
QUAD COUNTY PUBLISHING, INC.
STAR-TELEGRAM, INC.
TACOMA NEWS, INC.
THE BRADENTON HERALD, INC.
THE CHARLOTTE OBSERVER PUBLISHING COMPANY
THE NEWS AND OBSERVER PUBLISHING COMPANY
THE STATE MEDIA COMPANY
THE SUN PUBLISHING COMPANY, INC.
TRIBUNE NEWSPRINT COMPANY
WICHITA EAGLE AND BEACON PUBLISHING COMPANY, INC.
WINGATE PAPER COMPANY

By:	/s/ Elaine Lintecum
Name:	Elaine Lintecum
Title:	Vice President

[Signature Page to Second Supplemental Indenture]

MCCLATCHY INTERACTIVE LLC
MCCLATCHY MANAGEMENT SERVICES, INC.

By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	President

BELLINGHAM HERALD PUBLISHING, LLC
IDAHO STATESMAN PUBLISHING, LLC
OLYMPIAN PUBLISHING, LLC

By:	Pacific Northwest Publishing Company, Inc.,
its Sole Member

By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	Vice President

CYPRESS MEDIA, LLC

By:	Cypress Media, Inc.,
its Sole Member

By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]

SAN LUIS OBISPO TRIBUNE, LLC

By:	The McClatchy Company,
its Sole Member

By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	Vice President, Finance,
Chief Financial Officer and Treasurer

[Signature Page to Second Supplemental Indenture]